Exhibit 10.1

March 22, 2006

Dr. Juergen W. Gromer

President and Vice Chairman

Tyco Electronics

2901 Fulling Mill Road

Middletown, Pa. 17057

Dear Juergen:

As you know, Tyco International Ltd. (which, along with its subsidiaries and affiliated companies will be referred to as “Tyco”) recently announced that it intends to separate its business operations into three publicly-traded stand-alone companies.  As part of this plan, the Tyco Electronics business will be separated into a publicly-traded stand-alone company (the “Transaction”).

You currently serve as President and Vice Chairman of Tyco Electronics and your relationship with Tyco is governed by two agreements: one with Tyco Electronics Logistics AG effective October 1, 1999 and the other with Tyco Electronics AMP GmbH, effective February 27, 1990 and April 10, 1990 (the “Services Agreements”).  Recognizing the critical role that you will play in the future success of the Tyco Electronics business, particularly after it is separated into a stand-alone company (which stand-alone company and its subsidiaries and affiliated companies will be referred to as “Electronics” on and after the effective date of the Transaction), the Board of Directors of Tyco recently approved a special retention arrangement for you.  The terms of the retention arrangement are described below in this letter agreement (the “Agreement”).

1.             Retention Award

1.1.

You will be eligible to receive a special one-time bonus (the “Retention Award”) if you continue to provide services to Electronics under the Services Agreements ( as such Agreements may be amended or replaced in the future from time to time) until the second anniversary of the date on which the Transaction is effective (the “Closing Date”).  No Retention Award will be paid if (i) you terminate your services with Tyco or Electronics, as applicable, by notice prior to the Retention Payment Date (as defined below) or as a result of your resignation (or other similar notice of termination is provided by you), (ii) notice of termination is given by Tyco or Electronics, as applicable, for Cause, (iii) Tyco publicly announces its intent not to consummate the Transaction.

1.2

For purposes of this Agreement, Cause means (i) your substantial failure or refusal to perform the duties and responsibilities of your job as required by Electronics, (ii) violation of any fiduciary duty owed to Electronics, (iii) conviction of a crime, (iv) dishonesty, (v) theft, (vi) continued or severe violation of an Electronics’ rule or policy, or (vii) other egregious conduct, that has or could have a serious and detrimental impact on Electronics and its employees.  The Compensation Committee of the Board of Directors of Tyco or Electronics, as applicable, in its sole and absolute discretion, shall determine whether the notice of termination is for reason of Cause.

The Retention Award will be paid in a lump sum in an amount equal to two times your base salary and target annual bonus, both as in effect as of the Retention Payment Date.  The payment will become payable at the end of the month in which the second anniversary of the closing of the Transaction takes place (“Retention Payment Date”.)

1.3

If your services are terminated by Tyco or Electronics, as applicable, before the Retention Payment Date (i) for reasons other than Cause or (ii) as a result of your death or disability, then you or Estate, as applicable, will be entitled to receive the Retention Award which will be paid not later than 30 days after your termination date. The amount of any severance, notice pay, termination indemnity or other similar amount payable by Tyco or Electronics, as applicable, as a result of your termination under any arrangement, including without limitation, your Services Agreement, any Tyco or Electronics severance plan or similar termination arrangement, or as otherwise mandated under applicable law, will reduce the amount of the Retention Award.  “Disability” shall mean that you have a permanent and total incapacity that prevents you from engaging in any employment or providing any services for Tyco or Electronics, as applicable, for physical or mental reasons.  A permanent disability shall be deemed to exist if you meet the requirements for disability benefits under the Tyco or Electronics long-term disability plan, as applicable, in which you participate, or if you do not participate in such a plan, then under the requirements for disability benefits under the social security law or similar laws then in effect in the country in which you are employed.

1.4

Any Retention Award amounts payable hereunder shall be paid in the same manner as your base salary payments and Tyco or Electronics, as applicable, shall have the right to withhold all applicable taxes and other required withholding amounts.

2.             Continuation of Employment Contract

Except as otherwise provided herein or as otherwise subsequently revised in writing, the terms and conditions of the Services Agreements shall remain in full force and effect and shall also remain in full force and effect after the Closing Date. You hereby acknowledge that the Services Agreements are the only agreements that govern the terms of your services relationship with Tyco and its subsidiaries and affiliates and that there are no other agreements between you and Tyco or any of its subsidiaries or affiliates under which you provide services as an employee, managing director or independent contractor. You waive any and all rights and entitlements you may have against any other Tyco affiliates. The Tyco affiliates are entitled to accept this waiver at any point of time in the future. You acknowledge — subject to the future acceptance of Tyco Electronics Logistics AG and Tyco Electronics AMP GmbH - that unless terminated at an earlier date in accordance with the terms of the Services Agreements, your employment and other services with Electronics shall terminate upon the earlier of (i) the last day of the month in which you attain age 65, or upon your retirement before your attainment of age 65.  You hereby agree to provide Electronics with at least 60 days written notice of your intent to retire if you should do so before your attainment of age 65

  3.           Effect on Benefit Plans

You agree that your Retention Award shall not be treated as compensation for purposes of computing or determining any benefit under any pension, savings, severance, bonus/incentive, insurance, or other employee compensation or benefit plan of Tyco or its subsidiaries and affiliates or Electronics.

4.             Choice of Law

This Agreement shall be governed by the laws of New York.   In case of any dispute, the Courts of New York shall be competent for the decision.

5.             Assignment

Neither this Agreement nor any rights or obligations created herein may be assigned or delegated by you.

6.             Severability

If any provision of this Agreement is declared invalid, illegal or unenforceable by any court of competent jurisdiction, all of the remaining provisions of this Agreement shall continue in full force and effect.

7.             Successor

This entire Agreement shall be binding on any successor to Tyco, including without limitation, Electronics.

8.             Complete Agreement

Except as otherwise provided herein, this Agreement is the complete agreement between you and Tyco with respect to the subject matter contained herein and will supersede or replace all prior agreements or understandings between the parties.

9.             Amendments

No modification or amendment hereof shall be valid or binding on either party unless made in writing and signed by both parties or by their duly authorized officers or representatives.

***

Please review this Agreement carefully.  If you are in agreement with the foregoing, please signify your acceptance by signing and dating both copies of this Agreement in the spaces provided and returning one copy to me.

Very truly yours,

/s/ Edward D. Breen
Chairman and Chief Executive Officer
Tyco International Ltd.

/s/ Dr. Juergen W. Gromer
Name: Dr. Juergen W. Gromer